Exhibit 10.6

SECOND AMENDMENT TO AGREEMENT

THIS SECOND AMENDMENT TO AGREEMENT (this “Amendment”) is to be effective for all purposes as of August 13, 2018 (the “Effective Date”) and is entered into by and between BC Exchange Manager LLC, a Delaware limited liability company (“BC Manager”) and BC Exchange Advisor LLC, a Delaware limited liability company (“BC Advisor”) with reference to the following facts:

A.                                                BC Manager and BC Advisor entered into that certain Agreement dated as of September 1, 2017, as amended by that certain Amendment to Agreement dated as of March 1, 2018 (collectively, the “Agreement”), pursuant to which BC Manager appointed BC Advisor to perform certain Services, and, in consideration of BC Advisor’s performance of such Services, BC Manager assigned certain Fees to BC Advisor in connection with the Sponsor’s Offerings under that certain Program Description Memorandum dated March 2, 2016, and that certain Program Description Memorandum dated September 1, 2017 (collectively, the “Program”).

C.                                                BC Manager and BC Advisor desire to modify and amend the Agreement to reflect certain changes as more particularly described below with respect to certain Offerings, the Property Supplements for which are dated on or after August 1, 2018 (each a “Future Offering”).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt whereof and sufficiency of which are hereby acknowledged, BC Manager and BC Advisor hereby agree as follows:

1.                                      Scope of Second Amendment; Defined Terms; Incorporation of Recitals.  Except as expressly provided in this Second Amendment, the Agreement shall remain in full force and effect in all respects and the term “Agreement” shall mean the Agreement as modified by this Second Amendment.  Capitalized terms used but not otherwise defined in this Second Amendment have the respective meanings given to them in the Agreement.  The preamble and recitals set forth above are hereby incorporated into this Second Amendment by this reference in their entirety.

2.                                      Modifications and Amendments to Agreement.  The Agreement is amended with respect to all Future Offerings as follows:

a.                                    Services.  All references to “Services” shall be deemed to include certain additional services to be performed by BC Advisor for Future Offerings related to the development and maintenance of the Program technology and intellectual property (the “Additional Services”).

b.                                      Additional Services Fee.  Pursuant to Future Offerings, the Sponsor may receive an Organizational Expense and Real Estate Transaction Cost Allowance of up to 1.25% of the total equity amount paid for the Interests (the “Organizational Expense and Real Estate Transaction Cost Allowance”). In consideration for BC Advisor’s performance of the Additional Services, BC Manager will pay BC Advisor the positive difference between the amount of the Organizational Expense and Real Estate Transaction Cost Allowance actually received by the Sponsor and 0.25% of the total equity amount paid for the Interests (such amount is the “Additional Services Fee”).  BC Advisor acknowledges and agrees that (i) not all Interests will be subject to all of the fees and expenses described in the applicable Property Supplement, (ii) the Sponsor may agree to an alternative fee and expense structure with respect to certain Interests or groups of Interests (e.g., Interests associated with a specific broker-dealer), and (iii) Sponsor may not collect, or may reduce, the Organizational Expense and Real Estate Transaction Cost Allowance with respect to the sale of all or a portion of the Interests.  To the extent the Sponsor does not collect the Organizational Expense and Real Estate Transaction Cost Allowance or the Organizational Expense and Real Estate Transaction Cost Allowance is reduced to at or below 0.25% of the total equity amount paid for the Interests, Sponsor will not be obligated to pay the Additional Services Fee to BC Advisor.  BC Advisor reserves the right from time to time to request documentation reasonably satisfactory to BC Advisor regarding payment of the Organizational Expense and Real Estate Transaction Cost Allowance in connection with the sale of Interests.

c.                                       Loan Origination Fee.  The Loan Origination Fee is increased from 0.75% to 1% of the original principal amount of the Loan.

d.                                      Disposition Reimbursement.  With respect to Future Offerings, BC Manager will no longer be entitled to a disposition fee of 1% of the gross sales price of any Property sold to a third party as a result of the negotiations of BC Manager or any of its affiliates (the “Disposition Fee”).  In lieu of such Disposition Fee, under the Trust Agreement, BC Manager will be entitled to reimbursement of out of pocket costs or expenses reasonably incurred in connection with a sale of a Property to a third party, including, without limitation,  any brokerage or consulting fees payable on such disposition and real estate transaction costs, including legal fees, title fees, transfer taxes, recording fees and other similar costs associated with selling real estate (collectively, the “Disposition Reimbursement”). Accordingly, BC Manager and BC Advisor agree that with respect to Future Offerings, BC Manager will pay to BC Advisor the Disposition Reimbursement, but only to the extent BC Manager or its applicable Manager Sub has the right to reimbursement of such costs and expenses under the Trust Agreement and BC Advisor or its affiliates actually incurs such costs and expenses instead of BC Manager or its applicable Manager Sub. BC Manager and BC Advisor further agree that BC Advisor may remit any such Disposition Reimbursement to its affiliates for any costs incurred by such affiliate on behalf of BC Manager.

e.                                       Fees.  The Agreement is further amended such that all references to “Fees” shall (i) include the Additional Services Fee, (ii) include the Loan Origination Fee, as amended as set forth herein, (iii) exclude the Disposition Fee, and (iv) include the Disposition Reimbursement.

3.                                      Ratification.  As amended hereby the Agreement is hereby ratified and shall remain in full force and effect.

4.                                      Governing Law; Venue.  This Second Amendment shall be construed and governed by the laws of the state of Colorado, without giving effect to the conflict of law principles of such state.  Except to the extent required otherwise by applicable law, the venue for any action relating to this Second Amendment shall be brought solely and exclusively in Denver, Colorado.  Each party hereto hereby consents to jurisdiction and venue in such courts.

5.                                      Authority.  This Second Amendment shall be binding upon and inure to the benefit of the parties, their respective heirs, legal representatives, successors and assigns. Each party hereto warrants that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Second Amendment.

6.                                      Attorney’s Fees. In the event of any dispute arising hereunder, the substantially prevailing party shall recover its reasonable attorneys’ fees, costs, and disbursements, including the cost of reasonable investigation, preparation, and professional consultation incurred in connection with such dispute. The obligations of the parties set forth in this Section 6 shall survive the expiration or earlier termination of this Second Amendment.

7.                                      Entire Agreement; No Amendment.  This Second Amendment constitutes the entire agreement and understanding between the parties with respect to the subject of this Second Amendment and shall supersede all prior written and oral agreements concerning this subject matter.  This Second Amendment may not be amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of BC Manager and BC Advisor.  Each party acknowledges that it has read this Second Amendment, fully understands all of this Second Amendment’s terms and conditions, and executes this Second Amendment freely, voluntarily and with full knowledge of its significance.  Each party to this Second Amendment has had the opportunity to receive the advice of counsel prior to the execution hereof.

8.                                      Severability.  If any provision of this Second Amendment or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Second Amendment and the application of such provision to other persons or circumstances, other than those to which it is held invalid, shall not be affected and shall be enforced to the furthest extent permitted by law.

9.                                      Counterparts; PDF.  This Second Amendment may be executed in counterparts, and each counterpart shall constitute one agreement binding on all parties hereto, notwithstanding that all of the parties are not signatory to an original or same counterpart.  The parties agree that signatures transmitted electronically via pdf attachment shall be binding as if they were original signatures.

10.                               Captions and Headings.  The titles or headings of the various paragraphs hereof are intended solely for convenience of reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this Second Amendment.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned have duly executed this Second Amendment as of the date first above written.

BC EXCHANGE MANAGER LLC,
A Delaware limited liability company

By:	Black Creek Diversified Property Operating Partnership LP,
A Delaware limited partnership, its sole member

	By:	Black Creek Diversified Property Fund Inc.,
A Maryland corporation, its general partner

		By:	/s/ Lainie P. Minnick
Lainie P. Minnick, Chief Financial Officer

BC EXCHANGE ADVISOR LLC,
A Delaware limited liability company

By: BC Exchange Advisor Group LLC,
a Delaware limited liability company, its sole member

	By:	/s/ Evan H. Zucker
Evan H. Zucker, Manager